Exhibit 99.1

3rd Quarter Earnings Up 25% at Annapolis Bancorp

    ANNAPOLIS, Md.--(BUSINESS WIRE)--Oct. 28, 2004--Fueled by continued strong loan growth and an expanding net interest margin, 3rd quarter earnings at Annapolis Bancorp, Inc. (NASDAQ:ANNB), parent company of BankAnnapolis, improved by 25.1% over the same period in 2003.
    The company today announced net income of $548,000 ($0.14 per basic and $0.13 per diluted share) for the quarter ended September 30, 2004 compared to $438,000 ($0.11 per basic and diluted share) for the same quarter last year.
    Net income through the first nine months of 2004 totaled $1,418,000 ($0.35 per basic and $0.34 per diluted share), up 21.8% from $1,164,000 ($0.29 per basic and $0.28 per diluted share) in the same period of 2003.
    During the three months ended September 30, 2004, the bank's loan portfolio grew by $6.5 million or 3.4%, bringing total year-to-date loan growth to $29.9 million or 17.8%. Reflecting a strong local real estate market and a continuing low interest rate environment, real estate and construction loans accounted for much of the growth, increasing by $27.2 million or 25.2%. Installment loans were up by $3.1 million or 16.0%, while commercial loan balances declined by $200,000 or 0.5%.
    The bank's net interest margin recovered in the 3rd quarter to 4.04% from 3.75% in the corresponding quarter of 2003, with net interest income improving by $442,000 or 21.9%. "Given the interest rate sensitivity of the bank's asset base, we expected to see improvement in the net interest margin when interest rates began to rise," said Chairman and CEO Richard M. Lerner. "With another rate increase announced by the Federal Reserve on September 21st, we expect this trend to continue into the 4th quarter."
    In the quarter just ended, average interest-earning assets grew to $242.3 million from $213.4 million in the same period of last year. As a result, total interest income increased by $497,000 or 17.3%, boosted by an improvement in the yield on earning assets to 5.52% from 5.39% in the 3rd quarter of 2003.
    Total interest expense went up in the 3rd quarter by $55,000 or 6.5%, as average interest-bearing liabilities increased to $202.0 million from $182.0 million in the same period of 2003. The cost of interest-bearing liabilities continued to decline, however, dropping to 1.78% from 1.85% in the 3rd quarter of last year.
    Total assets expanded to $271.3 million at September 30, 2004 from $231.3 million at December 31, 2003. This $40.0 million or 17.3% increase was funded by $31.6 million in new deposits, $5.0 million in borrowings from the Federal Home Loan Bank of Atlanta, and a $1.4 million increase in repurchase agreement account balances.
    At September 30, 2004, total stockholders' equity amounted to $18.0 million, up 9.7% from $16.4 million at year-end 2003. Book value per share at the end of the 3rd quarter was $4.46.
    The Bank recorded a $63,000 provision for credit losses in the 3rd quarter, bringing the allowance for credit losses to $1,805,000 or 0.91% of total gross loans compared to 0.97% of total gross loans at December 31, 2003. Nonperforming assets of $115,000 accounted for 0.06% of total gross loans at quarter-end, and the allowance for credit losses provided greater than 15:1 coverage of nonperforming assets.
    Noninterest income decreased in the 3rd quarter by $81,000 or 13.9%, with mortgage banking fees down $67,000 or 54.0% from last year. Noninterest expense for the period rose by $101,000 or 5.3% compared to the same quarter last year, driven by an $88,000 or 8.1% increase in compensation expense which reflected increases in benefit costs and payroll taxes.
    For the nine months ended September 30, 2004, total interest income increased by $1.0 million or 12.3% compared to the same period in 2003. Total interest expense increased by $12,000 or 0.5%, resulting in a $1.0 million or 17.3% improvement in net interest income before provision. In the first nine months of 2004, the Bank's provision for credit losses increased by $163,000 over the same period last year, reflecting significant growth in the loan portfolio. Noninterest income declined by $41,000 or 2.6% and noninterest expense increased by $399,000 or 7.0%. Net income for the nine month period improved by $254,000 or 21.8%.
    The per share financial information contained in this release takes into account the effects of a 4-for-3 stock split declared by the Annapolis Bancorp Board of Directors on October 19, 2004. Shareholders of record on November 5, 2004 will receive one additional share of Annapolis Bancorp, Inc. common stock for every three shares they own, payable on December 3, 2004.
    BankAnnapolis serves the banking needs of small businesses, professional concerns, and individuals through six community banking offices located in Anne Arundel and Queen Anne's Counties in Maryland. The bank's headquarters building and main branch are located at 1000 Bestgate Road, directly across from the Annapolis Mall.

    Certain statements contained in this release, including without limitation, statements containing the words "believes," "plans," "expects," "anticipates," and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.



               Annapolis Bancorp, Inc. and Subsidiaries
                     Consolidated Balance Sheets
            as of September 30, 2004 and December 31, 2003
                                ($000)

                                         (Unaudited)      (Audited)
                                        September 30,   December 31,
                                            2004            2003
                                        -------------- ---------------
Assets
  Cash and due                          $       8,916  $        6,033
  Federal funds sold                           14,174           8,014
  Investments                                  38,811          37,969
  Loans, net of allowance                     196,896         167,123
  Acc int rec                                   1,004             869
  Def inc taxes                                   535             477
  Premises and equip                            7,007           6,936
  Investment in BOLI                            3,479           3,356
  Other assets                                    479             561
                                        -------------- ---------------
    Total Assets                        $     271,301  $      231,338
                                        ============== ===============

Liabilities and
Stockholders' Equity
  Deposits
  Noninterest bearing                   $      44,405  $       33,385
  Interest bearing                            177,840         157,192
                                        -------------- ---------------
    Total deposits                            222,245         190,577
  Sec under agree
   to repurchase                               10,071           8,745
  Other borrowed funds                         15,000          10,000
  Junior subordinated debentures                5,000           5,000
  Acc int & acc exp                               972             568
                                        -------------- ---------------
    Total Liabilities                         253,288         214,890

Stockholders' Equity
  Common stock                                     30              30
  Paid in capital                              12,986          12,898
  Retained Earnings                             5,122           3,704
  Comprehensive income                           (125)           (184)
                                        -------------- ---------------
    Total Equity                               18,013          16,448
    Total Liabilities and
                                        -------------- ---------------
      Equity                            $     271,301  $      231,338
                                        ============== ===============


               Annapolis Bancorp, Inc. and Subsidiaries
                  Consolidated Statements of Income
for the Three and Nine Month Periods Ended September 30, 2004 and 2003
                             (Unaudited)
                (In thousands, except per share data)

                           For the Three Months   For the Nine Months
                           Ended September 30,    Ended September 30,
                          ---------------------- ---------------------
                             2004       2003       2004       2003
                          ----------- ---------- ---------- ----------

Interest Income
 Loans                    $    2,954  $   2,451  $   8,418  $   7,510
 Investments                     380        367      1,091        849
 Federal funds sold               30         49         66        171
                          ----------- ---------- ---------- ----------
  Total int inc                3,364      2,867      9,575      8,530

Interest expense
 Deposits                        648        634      1,859      1,946
 Sec sold under
  agree to repurch                42         47        109        147
 Borrowed funds                  152        115        421        341
 Junior debentures                61         52        170        113
                          ----------- ---------- ---------- ----------
  Total int exp                  903        848      2,559      2,547
   Net int inc                 2,461      2,019      7,016      5,983

 Provision                        63          -        188         25
                          ----------- ---------- ---------- ----------

 Net int inc after prov        2,398      2,019      6,828      5,958

NonInterest Income
 Service charges                 330        349        977        846
 Mortgage banking                 57        124        173        373
 Other fee income                113        108        362        334
                          ----------- ---------- ---------- ----------
  Total nonint inc               500        581      1,512      1,553

NonInterest Expense
 Personnel                     1,181      1,093      3,497      3,185
 Occ and equip                   241        260        713        746
 Data processing exp             218        213        669        625
 Other operating exp             384        357      1,229      1,153
                          ----------- ---------- ---------- ----------
  Total Nonint Exp             2,024      1,923      6,108      5,709

Income before taxes              874        677      2,232      1,802
Income tax expense               326        239        814        638
                          ---------------------- ---------- ----------
Net income                $      548  $     438  $   1,418  $   1,164
                          ====================== ========== ==========

Per share data adjusted for the effect of a four-for-three stock split in the form of a stock dividend to be paid December 3, 2004

Basic EPS                 $     0.14  $    0.11  $    0.35  $    0.29
                          =========== ========== ========== ==========
Diluted EPS               $     0.13  $    0.11  $    0.34  $    0.28
                          =========== ========== ========== ==========
Book value per share      $     4.46  $    3.98  $    4.46  $    3.98
                          =========== ========== ========== ==========
Avg fully diluted shares   4,133,665  4,094,402  4,124,549  4,087,197
                          =========== ========== ========== ==========


               Annapolis Bancorp, Inc. and Subsidiaries
            Financial Ratios and Average Balance Highlights
                            (In thousands)

               For the Three Months    For the Nine Months  Year Ended
               Ended September 30,     Ended September 30,   Dec. 31,
               --------------------    --------------------  --------
                 2004        2003        2004        2003      2003
               --------    --------    --------    --------  --------
             (Unaudited) (Unaudited) (Unaudited) (Unaudited) (Audited)

Performance
 Ratios
 (annualized)
 Return on
  average
  assets           0.84%       0.74%       0.76%       0.70%     0.75%
 Return on
  average
  equity          12.90%      10.92%      11.03%       9.94%    10.59%
 Average
  equity to
  average
  assets           6.73%       6.78%       6.86%       7.13%     7.11%
 Net interest
  margin           4.04%       3.75%       4.03%       3.95%     3.95%
 Efficiency
  ratio           68.36%      73.96%      71.62%      75.76%    73.90%

Other Ratios
 Allow for
  credit
  losses to
  loans            0.91%       0.97%       0.91%       0.97%     0.97%
 Nonperforming
  to gross
  loans            0.06%       0.13%       0.06%       0.13%     0.02%
 Net charge-
  offs to avg
  loans            0.01%       0.00%       0.01%       0.00%     0.00%
 Tier 1
  capital
  ratio            11.2%       12.7%       11.2%       12.7%     12.2%
 Total capital
  ratio            12.1%       13.6%       12.1%       13.6%     13.1%

Average
 Balances
 Assets         260,900     230,887     250,608     219,265   222,324
 Earning
  assets        242,335     213,393     232,400     202,343   205,284
 Loans, gross   193,465     152,946     184,932     152,324   155,067
 Interest
  Bearing
  Liabilities   202,047     181,955     194,693     172,893   175,012
 Stockholders'
  Equity         17,564      15,659      17,191      15,633    15,800


    CONTACT: Annapolis Bancorp, Inc.
             Richard M. Lerner, 410-224-4455